November 23, 1999



VIA EDGAR

Securities and Exchange Commission
Division of Corporate Finance
Judiciary Plaza
450 5th Street, N.W.
Washington, D.C.  20549

Attention:  Filing Desk

          Re: Amendment No. 1 to Prospectus Supplement (the "Prospectus Supplement") to the Prospectus dated August 5, 1999 (the "Prospectus") relating to the Registration Statement (No. 333-83315) on Form SB-2 of The viaLink Company (the "Company") in connection with the registration of 180,000 shares of the Company's Common Stock, $0.001 par value

Ladies and Gentlemen:

          On behalf of the Company and pursuant to Rule 424(b) and (c) of the Securities Act of 1933, as amended (the "Act"), we are submitting herewith for filing under the Act, Amendment No. 1 to a Prospectus Supplement pursuant to Rule 424(c).

          Pursuant to the requirements of Rule 424(c), the first page of each copy of the Prospectus Supplement filed herewith includes a cross reference to the date of the Prospectus. In addition, pursuant to the requirements of Rule 424(e), each copy of the Prospectus Supplement filed herewith contains in the upper right corner of the cover page the paragraph of Rule 424 (Rule 424(b)(3) and (c)) under which this filing is made and the file number of the Registration Statement.

                                Very truly yours,



                                /s/  Ted A. Gilman
                                Ted A. Gilman

cc:  J. Andrew Kerner (The viaLink Company)
     John M. Duck (The viaLink Company)
     J. Matthew Lyons, Esq.



                       Amendment No. 1 to
          PROSPECTUS SUPPLEMENT DATED NOVEMBER 22, 1999
              (TO PROSPECTUS DATED AUGUST 5, 1999)




                         180,000 Shares

                       The viaLink Company

                          Common Stock

     This prospectus supplement supplements the prospectus dated August 5, 1999 of The viaLink Company relating to the public offering, which is not being underwritten, and sale by several stockholders of viaLink or by pledgees, donees, transferees or other successors in interest to these selling stockholders of up to 180,000 shares of our common stock, par value $0.001 per share. These selling stockholders received these shares upon the exercise of options to purchase shares of our common stock. This supplement should be read in conjunction with the prospectus, and is qualified by reference to the prospectus except to the extent that information contained in this supplement supersedes the information contained in the prospectus.


Selling Stockholders

     Recently, John Simonelli and Larry E. Howell transferred options to purchase 180,000 shares of common stock to Michael E. Dunn. The following table provides information with respect to the number of shares of common stock beneficially owned by Mr. Dunn who was not originally identified in the prospectus as a selling stockholder, the percentage of outstanding shares of common stock of viaLink this represents and the number of shares of common stock to be registered for sale.



Name of Selling Stockholder      Number of     Percent of     Number of
                                  Shares       Outstanding     Shares
                               Beneficially       Shares      Registered
                                Owned (1)                       for Sale
                                                               Hereby(1)
                               ------------    -----------    ----------
Michael E. Dunn                   180,000           4%          180,000

___________________________
* Represents beneficial ownership of less than 1%.

(1) The registration statement to which the prospectus and this supplement relate shall also cover any additional shares of common stock which become issuable in connection with these shares by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of outstanding shares of our common stock.


Reincorporation

          On November 16, 1999, we completed our reincorporation from Oklahoma into Delaware. Our stockholders approved the reincorporation at our annual meeting in May 1999. At the time of the reincorporation, shares of viaLink Oklahoma automatically converted into shares of viaLink Delaware on a one-for-one basis and each outstanding share of common stock of viaLink Oklahoma automatically became one share of viaLink Delaware Common Stock.

     Each viaLink Oklahoma stock certificate that was outstanding just before the reincorporation now automatically represents the same number of viaLink Delaware shares. Therefore, our stockholders do not need to exchange their viaLink Oklahoma stock certificates for new viaLink Delaware stock certificates. Likewise, stockholders should not destroy their old stock certificates and should not send their old certificates to us. Our stockholders may continue to make sales or transfers of our common stock using their viaLink Oklahoma stock certificates and we will issue new certificates representing viaLink Delaware common stock to the subsequent purchasers and transferees.


Expiration of Promotional Shares Escrow Agreement

    On November 20, 1999, 1,500,000 shares of our common stock and 360,000 options to purchase shares of our common stock were released by BankOne Oklahoma, NA (f/k/a Liberty Bank & Trust Company of Oklahoma City, N.A.) pursuant to the expiration of the Promotional Shares Escrow Agreement. Of these released shares:

               74,861 shares are freely tradeable without restriction or further registration under the Securities Act of 1933, as amended, unless sold to one of our affiliates (as such term is defined in Rule 144 under the Securities Act).

               180,000 shares are issuable upon the exercise of options to purchase shares of common stock. Upon issuance, these shares will be freely tradeable without restriction or further registration under the Securities Act unless sold to one of our affiliates.

               1,425,139 shares are held by affiliates and are saleable pursuant to the volume and manner of sale provisions of Rule 144.

    The requirement for the escrow agreement was imposed by the Administrator of the Oklahoma Department of Securities in connection with the initial public offering and registration of our common stock. In November 1996, Robert L. Barcum, Robert N. Baker, Russell L. Reinhardt, David B. North,
John Simonelli and Larry E. Howell deposited an aggregate of 1,500,000 shares of common stock and options to purchase 360,000 shares of common stock with the escrow agent in accordance with the terms of the escrow agreement.
These deposited securities were held for the benefit of the public shareholders of our common stock who purchased those shares pursuant to our initial public offering. These deposited securities were held pursuant to the escrow agreement for the full three-year term required by the Oklahoma Department of Securities.


Quarterly Report on Form 10-QSB For the Fiscal Quarter Ended
September 30, 1999

     On November 15, 1999, we filed our Quarterly Report on Form 10-QSB for the fiscal quarter ended September 30, 1999. Our prospectus dated August 5, 1999 is hereby supplemented by including therein this quarterly report, a copy of which is attached to this prospectus supplement.